Fund  Issuer     Ticker   Principal  Principal  Amount  Amount Purchased
          Amount         Amount   Purchased  (Foreign$)
          (US$)      (Foreign$) (US$)
SMCOM  South Umpqua Bank   UMPQ  $224,999,999      $909,324.00
INGROWTH Talecris Biotherapeutics Holdings Corp. TLCR  $950,000,000      $2,041,968.00
LONGSHRT Talecris Biotherapeutics Holdings Corp. TLCR  $950,000,000      $166,782.00
INGROWTH Verisk Analytics, Inc.   VRSK  $1,875,500,000     $357,610.00
LONGSHRT Verisk Analytics, Inc.   VRSK  $1,875,500,000     $30,250.00
LONGSHRT Mistras Group, Inc.   MG  $108,750,000      $169,812.50
EQINCOME Kinder Morgan Energy Partners, L.P. KMP  $257,175,000      $4,857,750.00

Fund  Trade Date Price Price-Foreign Under- Under- Cur- Under-
       writer writing rency   writing
        Spread  Spread (US$)

SMCOM  8/13/2009 $9.7500   JPMS 5.000% USD $0.4875
INGROWTH 9/30/2009 $19.0000  MSCO 5.500% USD $1.04500
LONGSHRT 9/30/2009 $19.0000  MSCO 5.500% USD $1.04500
INGROWTH 10/6/2009 $22.0000  BAML 4.000% USD $0.8800
LONGSHRT 10/6/2009 $22.0000  BAML 4.000% USD $0.8800
LONGSHRT 10/7/2009 $12.5000  JPMS 7.000% USD $0.8750
EQINCOME 12/1/2009 $57.1500  BCAP 3.150% USD $1.8000